EXHIBIT 99.1

UCANN Appoints Stem Cell and Neuroscientists Dr. Brent Reynolds and Dr. Dennis Steindler as Chief Medical Advisors.

DENVER, Colorado  May 8, 2014  -- United Cannabis Corporation, formerly MySkin, Inc. (OTCBB:MYSK), a Colorado corporation, which is referred to herein as UCANN, a bio cannabinoid technologies company built on scientific research, product development, and implementation of its  proprietary cannabinoid therapy program, today is pleased to announce the appointment of Drs. Brent Reynolds and Dennis Steindler as Chief  Medical Advisors  to run and manage  Discovery Research & Development for UCANN, focused on exploring the medical applications of cannabinoids. UCANN entered into a consulting contract with Drs. Brent A. Reynolds PhD and Dennis A. Steindler PhD, pursuant to which they will act as UCANN’s research and development team to establish evidence of cannabis-based medical efficacy and creation of Intellectual Property (IP) on medically efficient cannabnoid-based products.  UCANN will own all the inventions or discoveries coming from the contractual relationship.

“Based on the evidence and efficacy of our programs, we are building our foundation from human studies. Our team will seek out the science behind full spectrum cannabinoids to develop synergistic medicine to compliment conventional therapies.  We have an opportunity that not only allows us to research the plant, but also convert those findings into realized products approved for medical application worldwide” says Vice President & A.C.T Now Director Tony Verzura.

Drs. Reynolds and Steindler have a record of patent protection and product development. Collectively, they have published over 200 peer reviewed manuscripts in journals such as Nature, Science, Nature Reviews Cancer, Cell and Cancer Research.  The Doctors hold 19 granted US patents, have founded several biotechnology companies and have developed products that are currently in the marketplace. Their experience in basic discovery and translating this into protected technology will allow UCANN to leverage its existing technology platform with the objective of producing unique and effective cannabinoid medications.

“The UCANN appointment of Brent A. Reynolds PhD and Dennis A. Steindler PhD as Directors of Discovery Research and Development places UCANN in position to establish the effectiveness of our practices and products on an evidence-based Intellectual Property (IP) platform.  Drs. Reynolds and Steindler will focus on: IP (claims), protecting products and their application, pre-clinical exploratory, proof of principal, and safety data that will be required for Institutional Review Board (IRB) and FDA approval of human (Phase I, II, III) studies, and marketing approval for all drugs introduced into all legal medical markets” says Chadwick Ruby, Chief Operations Officer.

Dr. Reynolds received his PhD from the University of Calgary where he co-discovered the existence of stem cells in the adult mammalian brain, a finding that challenge and overcame a century old dogma that the mature brain did not have the capacity to repair itself.  After graduating, Dr. Reynolds co-founded the world’s first neural stem cell company, NeuroSpheres, LTD, where he developed a patent portfolio and protocols related to the application of neural stem cells to treating disorders of the central nervous system.  This technology is in the clinical testing phase for childhood disorders, spinal cord injury, stroke, Macular Degeneration and ALS.  Dr. Reynolds is currently a professor in the  Department  of  Neurosurgery at the University of Florida, College of Medicine; adjunct professor at the University of New South Wales, Sydney, Australia; an honorary professor at the Queensland Brain Institute, Australia; and Program Director for StepAhead, Australia. His lab focuses on the application of natural products for treating diseases and dysfunction of the nervous system.

Dr. Steindler is currently the Joseph J. Bagnor/Shands Professor of Medical Research in the Department of Neurosurgery at the University of Florida, College of Medicine. Previously, he was the executive director of the McKnight Brain Institute of the University of Florida and received his doctorate in anatomy studying neurobiology from the University of California, San Francisco. Recent studies in his lab focus on testing stem cell biology and regenerative medicine therapeutics in models of degenerative disease and cancer. He is a scientific advisory board member of the Michael J. Fox Foundation for Parkinson’s Research, Accelerate Brain Cancer Cure, and Exosome Diagnostics, Inc., and has served on or retains positions on the editorial boards of the journals: The Journal of Neuroscience, GLIA, Experimental Neurology, The Journal of Neurocytology, Gene Expression, Developmental Brain Research, Brain Research, and The Journal of Parkinson’s Disease. In addition to having issued patents in the area of human stem cell biology and regenerative medicine, he is a co-founder of several biotechnology companies focused on adult stem cells for diagnosing and treating neurodegenerative diseases and cancer.

About UCANN

United Cannabis Corporation has a foundation in the cannabis industries. With our consulting services, management and oversight we are capable of assisting any Cannabis oriented company on any scale. United Cannabis Corporation is now partnering domestically and internationally with local businessmen, entrepreneurs, scientists, and government agencies for the purpose of promoting Best Practices in Planning, Procedures, Governance and Patient Care.  Consulting and providing guidance on design and construction of growth facilities and cultivation of medical grade cannabis-based products worldwide.  With access to a catalog of award winning genetics (200 strain’s including over 15 unique CBD dominant strains) and coupled with our leadership & experience we are positioned to take any Cannabis Business through all of the steps for success. For further information, please visit www.unitedcannabis.us

Forward looking information

UCANN believes the information set forth in this Press Release may include “forward looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on February 18, 2014.